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                                                                  Exhibit 99

FOR FURTHER INFORMATION
AT THE COMPANY:
Phillip J. Pacey
Vice President & Chief Financial Officer
9387 Dielman Industrial Drive
St. Louis, MO 63132
(314) 991-9200

FOR IMMEDIATE RELEASE
June 29, 2004

NEW YORK STOCK EXCHANGE ACCEPTS FALCON PRODUCTS' PLAN

               ST. LOUIS, MISSOURI, JUNE 29, 2004 -- Falcon Products, Inc. (NYSE: FCP), a leading manufacturer of commercial furniture, today announced today that the New York Stock Exchange ("NYSE") has accepted the Company's proposed plan to attain compliance with the NYSE's continued listing standards.

               As a result of the NYSE's decision to accept the proposed plan, the Company's listing on the NYSE will continue, subject to quarterly monitoring by the Listings and Compliance Committee of the NYSE for compliance with the goals and initiatives as outlined in the plan. Failure to achieve the plan's financial and operational goals will result in the Company being subject to NYSE trading suspension and delisting. The Company had previously announced on May 3, 2004, that it was not in compliance with the NYSE minimum continued listing standards with respect to market capitalization and total equity.

          "We appreciate the acceptance by the NYSE of our business plan. We continue to pursue opportunities that will improve our financial performance and believe that the Company can achieve the plan's objectives," Franklin A. Jacobs, Chairman and Chief Executive Officer, stated.


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         "Our strategy to return to profitability is focused on achieving operating efficiency and cost reduction, maintaining fiscal control and liquidity and moving sales ahead of improved industry fundamentals," Mr. Jacobs said.

         On June 15, 2004, Falcon Products reported improved results on a consecutive quarter basis, returning to positive EBITDA in the second quarter and increasing its gross margin to 23.4% in the second quarter, compared to 15.4% in the first quarter.

         Falcon Products' Thonet division recently won the prestigious "Best of NeoCon(R)" Gold Award in the healthcare furniture category for its patented CX line presented at the NeoCon World's Trade Fair on June 14, 2004. "This award is just one indication that we are successfully reducing cost without sacrificing quality and positions us to take advantage of improvements we are beginning to see in the hospitality, institutional and restaurant sector," Jacobs noted.

         Falcon Products, Inc. is the leader in the commercial furniture markets it serves, with well-known brands, the largest manufacturing base and the largest sales force. Falcon and its subsidiaries design, manufacture and market products for the hospitality and lodging, food service, office, healthcare and education segments of the commercial furniture market. Falcon, headquartered in St. Louis, Missouri, currently operates eight manufacturing facilities throughout the world and has approximately 2,000 employees.

               Safe harbor statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this news release which are not historical facts are forward-looking statements which involve risks and uncertainties which could impact future financial performance. Factors which could cause future performance to differ from those anticipated by these forward-looking statements include, but are not limited to, loss of key customers or suppliers within specific industries, availability or cost of raw materials, increased competitive pricing pressures reflecting industry conditions, general demand for products, general economic conditions, economic conditions in the markets served by the Company, and the ability of the Company to service its debt obligations and satisfy the covenants in its loan obligations. Additional cautionary statements regarding other risk factors that could have an effect on future performance of the Company are described in Falcon's periodic filings with the Securities and Exchange Commission. Although Falcon believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Falcon can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of Falcon as of the date of this release. Falcon disclaims any obligation to update any forward-looking statements.

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